Exhibit 99.1

FOR IMMEDIATE RELEASE

Kindred Bio Announces Proposed Public Offering

SAN FRANCISCO, California. (March 18, 2014) - Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for a proposed follow-on public offering of its common stock. The number of shares to be offered and the price range for the offering have not yet been determined.

Leerink Partners LLC will act as lead book-running manager, with BMO Capital Markets Corp. and Guggenheim Securities, LLC as active joint book-running managers for the offering.

The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus related to the offering may be obtained from Leerink Partners LLC at Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by phone at 1-800-808-7525, ext. 4814, or by email at Syndicate@leerink.com, BMO Capital Markets at Attention: Equity Syndicate Department, 3 Times Square, 27th Floor, New York, NY 10036, or by telephone at (800) 414-3627, or by email to bmoprospectus@bmo.com, or from Guggenheim Securities, LLC at Attention: Equity Syndicate Department, 330 Madison, 8th Floor, New York, NY 10017, or by telephone at (212) 518-9349, or by email to GSEquityProspectusDelivery@guggenheimpartners.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Kindred Biosciences

Kindred Biosciences is a development stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company’s lead product candidates are CereKin™ (diacerein) for the treatment of osteoarthritis pain and inflammation in dogs, AtoKin™ (fexofenadine) for the treatment of atopic dermatitis in dogs, and SentiKin™ (flupirtine) for the treatment of post-operative pain in dogs.

Contact
Denise Bevers
Kindred Bio
(650) 701-7909

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